Exhibit 3.103
LIMITED LIABILITY COMPANY AGREEMENT
OF
MPT OF WEST ANAHEIM, LLC
THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), is made and entered into as of October 13, 2006, by and between MPT OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (hereinafter referred to as the “Sole Member”), and MPT OF WEST ANAHEIM, LLC, a Delaware limited liability company (the “Company”).
W I T N E S S E T H:
WHEREAS, the Company was organized pursuant to the Delaware Limited Liability Company Act (the “Act”), as set forth in the Delaware Code, § 18-101 et seq., as the same may be amended from time to time on October 13, 2006;
WHEREAS, the parties desire to enter into this Limited Liability Company Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth below, the parties hereby agree as follows:
1. MEMBERSHIP INTERESTS. The Sole Member currently owns one hundred percent (100%) of the percentage interests in the Company.
2. MANAGEMENT BY MEMBERS. Management of the Company shall be vested in its members. The members shall have the exclusive right, power and authority to manage and operate the business and affairs of the Company and to authorize any act or transaction on behalf of the Company. The members may from time to time appoint and delegate authority to act on behalf of the Company to such officers as the members deem appropriate. Any deed, agreement or other instrument, whether or not for apparently carrying on in the usual way the business or affairs of the Company, shall be binding on the Company and may be relied upon by any person or entity which is supplied with such executed deed, agreement or other instrument, if the same is executed on behalf of the Company by a member.
3. GOVERNING LAW. This Agreement shall be interpreted, construed and enforced in accordance with the Act and the laws of the State of Delaware, without giving effect to its choice of law provisions.
4. ENTIRE AGREEMENT. This Limited Liability Company Agreement constitutes the entire agreement of the parties and supersedes all prior agreements, whether written or oral.
5. AMENDMENTS. No amendments of this Agreement shall be valid unless it is set forth in a writing signed by the members of the Company.

6. SINGLE PURPOSE ENTITY. The Company shall operate as a Single Purpose Entity (as hereinafter defined). For the purpose of this Agreement, the term “Single Purpose Entity” shall mean an entity which (i) exists solely for the purpose (the “Purpose”) of acting as general partner of MPT of West Anaheim, L.P., a Delaware limited partnership (the “Lessor”) (ii) conducts business only in its own name, (iii) does not engage in any business other than the Purpose, (iv) other than the general partnership interest in the Lessor, it does not hold, directly or indirectly, any ownership interest (legal or equitable) in any entity or any real or personal property, (v) does not have any assets other than those related to its interest in the Lessor and does not have any debt other than as related to or in connection with the Purpose and does not guarantee or otherwise obligate itself with respect to the debts of any other person or entity, (vi) has its own separate books, records and accounts, (vii) holds itself out as being a company separate and apart from any other entity, and (viii) observes limited liability company formalities independent of any other entity.
IN WITNESS WHEREOF, the parties have executed and delivered this Limited Liability Company Agreement on the date first set forth above.

MPT OPERATING PARTNERSHIP, L.P.
By:	/s/ Edward K. Aldag, Jr.
Edward K. Aldag, Jr.
President and Chief Executive Officer

MPT OF WEST ANAHEIM, LLC BY: MPT OPERATING PARTNERSHIP, L.P. ITS: SOLE MEMBER

By:	/s/ Edward K. Aldag, Jr.
Edward K. Aldag, Jr.
President and Chief Executive Officer

FIRST AMENDMENT
TO THE
LIMITED LIABILITY COMPANY AGREEMENT
OF
MPT OF WEST ANAHEIM, LLC
     THIS FIRST AMENDMENT TO THE LIMITED LIABILITY COMPANY AGREEMENT of MPT OF WEST ANAHEIM, LLC, a Delaware limited liability company (the “Company”), is made and entered into as of the 6th day of August, 2007, by and between the Company and MPT OPERATING PARTNERSHIP, L.P., a Delaware limited partnership, as the sole member of the Company (the “Sole Member”).
R E C I T A L S:
     WHEREAS, the parties hereto have organized the Company pursuant to the Delaware Limited Liability Company Act, Delaware Code Ann. Title 6, § 18-101 et seq., as the same may be amended from time to time, and any successor statute (the “Act”).
     WHEREAS, the Company and the Sole Member entered into a Limited Liability Company Agreement effective on October 13, 2006 (the “Agreement”).
     WHEREAS, the parties desire to amend the Agreement.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties herein contained, the parties do hereby agree as follows:
1. Amendment. The Agreement is hereby amended by replacing Section 6 with the following:
     6. SINGLE PURPOSE ENTITY. The Company shall operate as a Single Purpose Entity (as hereinafter defined). For the purpose of this Agreement, the term “Single Purpose Entity” shall mean an entity which (i) exists solely for the purpose (the “Purpose”) of acting as general partner of MPT of West Anaheim, L.P., a Delaware limited partnership (the “Lessor”) (ii) conducts business only in its own name, (iii) does not engage in any business other than the Purpose, (iv) other than the general partnership interest in the Lessor, it does not hold, directly or indirectly, any ownership interest (legal or equitable) in any entity or any real or personal property, (v) does not have any assets other than those related to its interest in the Lessor and does not have any debt other than as related to or in connection with the Purpose and does not guarantee or otherwise obligate itself with respect to the debts of any other person or entity; provided, however, that, notwithstanding the foregoing, the Company may guarantee or otherwise obligate itself with respect to the debts of any affiliate, (vi) has its own separate books, records and accounts, (vii) holds itself out as being a company separate and apart from any other entity, and (viii) observes limited liability company formalities independent of any other entity.
2. Acknowledgment. The Sole Member hereby acknowledges and consents to the terms and provisions of this Amendment.
3. Affirmation. Except as hereby amended, the provisions of the Agreement shall remain in full force and effect.
IN WITNESS WHEREOF, the Company and the Sole Member have caused this Amendment to be executed and delivered as of the date first shown above.

MPT OF WEST ANAHEIM, LLC		MPT OPERATING PARTNERSHIP, L.P.
By: MPT Operating Partnership, L.P., Sole Member

By:	/s/ R. Steven Hamner R. Steven Hamner, Executive Vice President and CFO	By:	/s/ R. Steven Hamner R. Steven Hamner, Executive Vice President and CFO